Exhibit 10.11

Office Service Agreement

Agreement Date: 1/18/2011	Reference Number:
Business Center Information:	Client Information:
Salesperson: Ryan Trimberger	Client: Kick The Can Corp. (d/b/a Wizard World)
Center: 1350 Avenue of the Americas	Company: Kick The Can Corp. (d/b/a Wizard World)
Address: 1350 6th Avenue, 3rd Fl. New York, NY 10019	Address: 1101 The Plaza Tenafly, NJ 07670
Phone: (212) 257-6440	Phone: (212) 935-3470
e-mail: ryan@nycofficesuites.com	sgloss@wizardent.com

Start Date: 1/22/2011	Term (Number of Months): 12

Office Number	Number of Persons	Monthly Office Fee
435,433	15	$6,500

Monthly Total		$6,500
One-Time Set-Up Fee		2,250
Refundable Security Retainer		13,000
Opening Charge		$21,750

Includes Office Services Packages per Number of Persons Above:

IT & Telecom Package	Business Service Package
Telephone Handset	Unlimited Coffee, Tea & Filtered Water
Dedicated NYC Phone Number	Unlimited High Speed, Color Scanning
Voicemail and Rollover Lines	500 Free B&W Copies per Company
High-Speed Internet	15 Free Color Copies per Company
Secure Firewall and Data Infrastructure	Priority Package Delivery to Office

By signing this Agreement you confirm that you have read and understand the attached Summary Terms & Conditions.  We both agree to comply with those terms and our obligations set forth in this Agreement.  Note that the Agreement does not come to an end automatically.

/s/ Ryan Trimberger	/s/ Stanley M. Glass
Name (Print)	Name (Print)

01-20-2011	01-20-2011
Date	Date

Signed on Behalf of NYC Office Suites	Signed on Behalf of Client

Summary Terms & Conditions

Section 1: The Agreement
1.1           These Terms and Conditions apply to all business center locations operating under the legal entities of either Universal Executive Centers, Inc. or Grand Central Business Centers, both of which are referred to as “NYC Office Suites”.
1.2           Client agrees to comply also with the Complete Terms and Conditions as set forth by NYC Office Suites.  Complete Terms and Conditions are distributed to Client upon move-in and are available upon request at any time.
1.3           The Client accepts that this Office Service Agreement, otherwise known as License Agreement (the “Agreement”), creates no tenancy interest, leasehold estate or other real property interest in the Client’s favor with respect to the accommodation.  The Agreement is a contractual arrangement that creates a revocable license.  When the Agreement is terminated because the term has expired or otherwise, Client’s license to occupy the center is revoked.
1.4           This Agreement shall be legally binding and Client’s use of the business center shall commence on the Start Date.  If Client takes occupancy prior to Start Date then Client will be responsible for its pro-rata share of the monthly rent and services.  If a term (“Term”) is specified in this Agreement then such “Term” shall automatically renew following the last day of such “Term”, and following the last day of each subsequent renewal term (each such renewal term to be a “Term” for all purposes of the Agreement), in each case for an additional term equal to the initial “Term” stated in the Agreement, unless not fewer than (90) days prior to the expiration of any term then in effect (whether the initial “Term” or any renewal term), NYC Office Suites shall have received from Client, or Client shall have received from NYC Office Suites, written notice that such “Term” shall not be renewed, in which case such “Term” shall expire on its last day.  The fixed monthly charge during any renewal term shall be at the then-prevailing market rate and shall be determined by NYC Office Suites.  All Addendums, Amendments and/or concessions expire upon completion of the initial term.
1.5           All Agreements run through the last day of the month in which the Term expires.  When the Agreement ends, the Client must vacate the Business Center immediately leaving the accommodations in the same condition as when it was taken.  The Client will be assessed with a closing fee, as determined in the Complete Terms and Conditions, to cover basic wear and tear upon move-out or in the event of a transfer to another office.
1.6           The Client may not solicit, offer employment to, or employ any staff employed by NYC Office Suites current or past.  It is stipulated that the breaching party will pay the non-breaching party the equivalent of one year’s salary for any employee concerned.
1.7           All notices must be in writing to the Business Center address specified in the Agreement via registered mail.  The Client must keep an up-to-date record of his or her address at all times.
1.8           The Client may not disclose the terms of this Agreement, as they are confidential, without NYC Office Suites’ written consent or unless required to do so by law.

Section 2: Compliance and Use
2.1 The Client must comply with all relevant laws and regulations in the conduct of its business.  The Client must do nothing illegal in, or with in use of, the Business Center.
2.2 The Client must not do anything that may interfere with the use of the Business Center by NYC Office Suites, or by others, or cause loss or damage to NYC Office Suites.
2.3 The Client may use the Business Center states in this Agreement as its business address.  Any other uses are prohibited without NYC Office Suites’ prior written consent.
2.4 The Client may only carry on business at the Business Center in the name stated in this Agreement.
2.5 The Client may not carry on business that competes with NYC Office Suites.
Section 3: Liability
3.1 Client acknowledges that due to the imperfect nature of verbal, written, and electronic communications, neither NYC Office Suites nor its landlord nor any of its respective officers, directors, employees, shareholders, partners, agents or representatives shall be responsible for damages, direct or consequential, that may result from the failure of NYC Office Suites to furnish any service, including but not limited to the service of conveying messages, communications and other utility or services.  NYC Office Suites shall use its best efforts to prevent the failure to provide or interruption of any such services.
3.2 NYC Office Suites will not be liable for any loss sustained as a result of NYC Office Suites’ failure to provide a service as a result of a technical failure, mechanical breakdown, termination of NYC Office Suites interest in the building of the Business Center and/or strike.
3.3 The Client agrees to waive, and agrees not to make any claims for damages, direct or consequential, including but not limited to, lost business or profits arising out of failure of NYC Office Suites or its employees, to furnish any service, any error or omission with respect thereto, or any delay or interruption of services.  NYC Office Suites disclaims any warranty of merchantability or fitness for a particular purpose.
Section 4: Fees
4.1 The Client will be invoiced once per month for recurring and variable services.
4.2 Payment is due to NYC Office Suites by the first of every month.  Payment not received by the first of the month will incur a late payment penalty fee.
4.3 The client will pay a service retainer equal to two times the recurring monthly total as defined in the Agreement for performance of Client’s obligations under this Agreement and will be held by NYC Office Suites without generating interest.  Client shall not deduct the security retainer from the final payment due under this Agreement or consider such amount as a substitute for such final payment.  If Client has satisfied all payment obligations and vacated the facility, the security retainer (less any outstanding balances) will be returned within 45 days.  If Client’s users exceed the “Number of Persons” in this Agreement, additional set-up and usage fees will be applied.
4.4 The Client agrees to pay a flat monthly fee for unlimited local and domestic long distance calls.  Rates for unlimited local and domestic long distance are outlined in the Complete Terms and Conditions.
4.5 The Client agrees to pay all sales tax and any other taxes and license fees which Client is required to pay to any governmental authority.
4.6 If Client disputes any portion of the charges on Client’s bill, Client agrees to pay the undisputed portion on the designated payment date.
Section 5: Default
5.1 Client is in default under this Agreement if: (i) Client fails to materially abide by the Summary and Complete Terms & Conditions, (ii) Client does not pay Client’s recurring and variable service charges (excluding immaterial or disputed amounts of a nonrecurring nature) on the later of (a) the designated payment date or (b) three days following receipt of written notice designating such default, or (iii) Client conducts illegal activities in the Business Center.

5.2 NYC Office Suites has the right to stop providing all services to a Client in default.
5.3 NYC Office Suites has the right to terminate the Agreement early: (i) if Client fails to correct a default or the default cannot be corrected, (ii) without giving Client the opportunity to cure if Client repeatedly defaults under the Agreement, or (iii) if Client uses the Business Center for any illegal operations or purposes.  If NYC Office Suites puts an end to this Agreement it does not put an end to any outstanding obligations, including additional services used and the monthly office fee for the remainder of the period for which this Agreement would have lasted if NYC Office Suites had not ended it.
5.4 The Client must pay all costs including legal fees that NYC Office Suites incurs in enforcing this Agreement.  In the event of termination because of default, NYC Office Suites may, at its option, declare the entire amount of the recurring service charges which would come due and payable during the remainder of the Term to be due and payable immediately, in which event Client agrees to pay the same, plus any applicable fees and taxes, immediately.

Addendum to Service Agreement

This Addendum to the Service Agreement (“Addendum) dated 1/18/11, by and between NYC Office Suites and Kick The Can Corp. (d/b/a Wizard World) (“Client”).

Recitals

A.
These Terms and Conditions, and all Addendums, apply to all Business Center locations operating under the legal entities of either Universal Executive Centers, Inc. or Grand Central Business Centers, both of which are referred to as (“NYC Office Suites”).

B.	Client and NYC Office Suites are parties to that certain Service Agreement (“Agreement”) dated 1/18/11 in which NYC Office Suites provides services and/or facilities to you.
C.	The parties desire to amend the terms of the Service Agreement under the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the parties agree as follows:

1.	Amendment/Concessions. The Service Agreement will be amended as follows:
a.	During Initial Term, NYCOS will reduce unlimited local and domestic long distance calling plans from $99 per person to $69 per person;

2.
Control.  Except as specifically modified or amended by the terms of this Addendum, the Agreement will remain in full force and effect.  In the event of a conflict between this Addendum and the Agreement or any attachment thereto, this Addendum will control.

3.	Capitalized Terms. All capitalized terms not otherwise defined in this Addendum will have their respective meanings as set forth in the Agreement.

4.
General Terms.  This Addendum may be executed in one or more counterparts and/or by facsimile, each of which will be deemed an original and all of which signed counterparts, taken together will constitute one and the same instrument.

In Witness Whereof, the parties have executed this Addendum as of the date first above written.

Client:		NYC Office Suites:

By:	/s/ Stanley M. Glass	By:	/s/ Ryan Trimberger
Name:	Stanley M. Glass	Name:	Ryan Trimberger
Title:	Controller	Title:	Saks Associate